Exhibit 10.1

PROMISSORY NOTE

$10,759,288.91	April 17, 2014

FOR VALUE RECEIVED, Revolution Lighting Technologies, Inc., a Delaware corporation (“Maker”), hereby promises to pay to the order of RVL 1 LLC (“Lender”), its successors and assigns, in lawful money of the United States of America, the sum of TEN MILLION SEVEN HUNDRED FIFTY NINE TWO HUNDRED EIGHY-EIGHT DOLLARS AND NINETY-ONE CENTS ($10,759,288.91), together with accrued and unpaid interest thereon, at the rate or rates set forth below on the Maturity Date. “Maturity Date” means the earlier of (a) the date on which the Maker receives the proceeds of any debt, factoring, credit or other similar facility or debt or equity security (including any renewals thereof) in the commercial banking, private placement or public securities markets or (b) April 1, 2015.

The unpaid principal amount of this Promissory Note shall bear interest at a rate per annum equal to [nine percent (9%)], calculated on the basis of a 365 day year and the actual number of days elapsed. All interest shall be paid in full on the Maturity Date. All payments on this Promissory Note shall be applied first in payment of accrued interest and any remainder in payment of principal. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Promissory Note.

The principal amount of this Promissory Note plus all accrued and unpaid interest thereon shall be payable in full on the Maturity Date.

This Promissory Note may be prepaid in whole or in part at any time, together with all accrued and unpaid interest thereon, without premium or penalty.

Maker shall use the proceeds of this Promissory Note to finance the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 6, 2014, by and among the Maker, Value Merger Sub, LLC, Value Lighting, Inc., AL Enterprises, Inc., Value Lighting of Houston, LLC, and the stockholders named therein.

In the event that Maker (a) shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) any principal of or interest on this Promissory Note, (b) assigns this Promissory Note or Maker’s obligations hereunder without the prior written consent of Lender or (c) shall have breached any representation or warranty set forth herein, then Lender may declare all obligations (including without limitation, outstanding principal and accrued and unpaid interest thereon) under this Promissory Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In the event that (i) Maker shall (A) generally not, or shall become unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (B) make an assignment for the benefit of creditors; (C) apply for or consent to the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for it or a substantial part of its assets; (D) voluntarily commence any proceeding or file any petition seeking relief under any federal, state or foreign bankruptcy, insolvency, receivership, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar law or statute, whether now or hereafter in effect; (E) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (ii) below; (F) file an answer admitting the material allegations of a petition filed against it in any such proceeding; or (G) take any action for the purpose of effecting any of the foregoing or (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of Maker, or of a substantial part of the property or assets of Maker, under any federal, state or foreign bankruptcy, insolvency, receivership, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar law or statute, whether now or hereafter in effect, (y) the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for Maker or a substantial part of any Maker’s assets, or (z) the winding up or liquidation of Maker; and any such proceeding or petition contemplated under this clause (ii) shall continue undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered, then, upon the occurrence of any event contemplated in clause (i) or (ii) above, without any further action or notice on the part of Lender, all outstanding amounts under this Promissory Note shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Maker.

To induce Lender to make extensions of credit pursuant to this Promissory Note, Maker represents and warrants to Lender as follows as of the date hereof: (a) Maker is duly organized, validly existing and in good standing under the laws of the State of Delaware, is authorized to conduct business in every state or jurisdiction in which the nature of Maker’s business or the ownership of its assets requires such authorization and has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted; (b) all action on the part of Maker that is necessary for the authorization, execution, delivery and performance of this Promissory Note has been taken; (c) this Promissory Note, when executed and delivered, will constitute the valid and legally binding obligation of Maker, enforceable against Maker in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally; and (d) no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority is required in connection with the execution, delivery and performance of Maker’s obligations hereunder.

Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Promissory Note. Maker shall pay all costs of collection when incurred, including reasonable attorneys’ fees, costs and expenses.

This Promissory Note shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of New York, without regard to principles of conflict of laws.

This Promissory Note may only be amended, modified or terminated by an agreement in writing signed by each of the parties hereto. This Promissory Note shall be binding upon the permitted successors and assigns of the Maker and inure to the benefit of the Lender and its successors, endorsees and assigns. This Promissory Note shall not be transferred without the express written consent of Lender, provided that if Lender consents to any such transfer or if notwithstanding the foregoing such a transfer occurs, then the provisions of this Promissory Note shall be binding upon any successor to Maker and shall inure to the benefit of and be extended to any holder thereof.

(signature page follows)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

REVOLUTION LIGHTING TECHNOLOGIES, INC. (“MAKER”)

By:	/s/ Charles J. Schafer

Name:	Charles J. Schafer
Title:	President and CFO

Address: 177 Broad Street
12th Floor
Stamford, CT 06901

RVL 1 LLC (“LENDER”)

By:	/s/ James DePalma

Name:	James DePalma
Title:	Managing Partner